Exhibit 99.1

Newmont Announces Solid Second Quarter Results

Newmont Delivers Solid Second Quarter Results; Clear Strategy to Deliver Value From Our World-Class Portfolio of Long-Life, Responsibly Managed Assets

DENVER--(BUSINESS WIRE)--July 22, 2021--Newmont Corporation (NYSE: NEM, TSX: NGT) (Newmont or the Company) today announced second quarter 2021 results.

SECOND QUARTER 2021 HIGHLIGHTS

  Produced 1.4 million attributable ounces of gold and 303 thousand attributable gold equivalent ounces from co-products
  Reported gold CAS* of $755 per ounce and AISC* of $1,035 per ounce
  Full-year results continue to be back-half weighted, in line with guidance ranges**
  Generated $993 million of cash from continuing operations and $578 million of Free Cash Flow (97 percent attributable to Newmont)*
  Declared second quarter dividend of $0.55 per share, consistent with the previous quarter***
  Completed $149 million of share repurchases from $1 billion buyback program***
  Ended the quarter with $4.6 billion of consolidated cash and $7.6 billion of liquidity with a net debt to adjusted EBITDA* ratio of 0.2x
  Reduced $550 million of debt outstanding with available cash in April 2021
  Completed acquisition of GT Gold in May 2021, increasing our interest in the prospective Golden Triangle
  Approved full funding for Ahafo North in July 2021, meeting Newmont’s internal hurdle rate at the base assumption of $1,200 per ounce gold price; expecting to deliver an internal rate of return of over 30 percent at current prices
  Published 2020 Annual Sustainability Report, a transparent review of our Environmental, Social and Governance performance
  Launched first Climate Strategy Report, including pathways to achieve our climate targets

"Throughout our history Newmont has taken an industry-leading approach to environmental, social and governance practices. We published our sustainability and climate-focused reports in the second quarter, demonstrating our commitment to responsible mining and doing our part in addressing climate change," said Tom Palmer, President and Chief Executive Officer. "Capitalizing on the strength of our assets and integrated operating model, Newmont delivered a solid second quarter performance with $1.6 billion in adjusted EBITDA and $578 million in free cash flow. Our performance and disciplined approach to capital allocation allowed Newmont to declare a second quarter dividend of $0.55 per share, whilst we continue to reinvest in our business through our most profitable projects. As we move into our next 100 years of mining, we remain focused on delivering value to all of our stakeholders from our world-class portfolio of long-life, responsibly managed assets located in top-tier jurisdictions."

- Tom Palmer, President and Chief Executive Officer

________________________________________________

*	Non-GAAP metrics; see footnotes at the end of this release.
**	See discussion of outlook and cautionary statement at end of release regarding forward-looking statements.
***

See cautionary statement and endnotes at the end of this release, including with respect to future dividends and share buybacks. Note that the buyback figure above includes $15 million settled after June 30, 2021.

SECOND QUARTER 2021 FINANCIAL AND PRODUCTION SUMMARY
	Q2'21	Q1'21	Q2'20
Attributable gold production (million ounces)	1.45	1.46	1.26
Gold costs applicable to sales (CAS) ($ per ounce)	$755	$752	$748
Gold all-in sustaining costs (AISC) ($ per ounce)	$1,035	$1,039	$1,097
GAAP Net income (US $ millions)	$640	$538	$412
Adjusted net income (US $ millions)	$670	$594	$261
Adjusted EBITDA (US $ millions)	$1,591	$1,457	$984
Cash flow from continuing operations (US $ millions)	$993	$841	$668
Capital Expenditures (US $ millions)	$415	$399	$280
Free cash flow (US $ millions)	$578	$442	$388

Attributable gold production1 increased 15 percent to 1,449 thousand ounces from the prior year quarter primarily due to higher production from sites that were placed into care and maintenance or experienced reduced operations in response to Covid during 2020, and higher ore grade milled and higher mill throughput at Boddington. These increases were partially offset by lower mill availability and lower tons and grades mined at Nevada Gold Mines, the ramp down of the mill at Yanacocha during the first quarter of 2021 and a build-up of in-circuit inventory at Tanami as the mine was placed under care and maintenance in late-June as a result of Covid restrictions.

Gold CAS increased 16 percent to $1,091 million from the prior year quarter primarily due to higher gold ounces sold. Gold CAS per ounce2 remained flat compared to the prior year quarter at $755 per ounce as higher maintenance costs and unfavorable Australian dollar foreign currency exchange rate were largely offset by higher ounces sold and higher by-product credits.

Gold AISC3 improved 6 percent to $1,035 per ounce from the prior year quarter primarily due to care and maintenance costs in the prior year, partially offset by higher sustaining capital spend.

Attributable gold equivalent ounce (GEO) production from other metals increased 120 percent to 303 thousand ounces primarily due to higher production at Peñasquito as the site was placed into care and maintenance in the prior year and higher ore grade milled, mill throughput and recoveries at Boddington.

CAS from other metals totaled $190 million for the quarter. CAS per GEO2 increased 13 percent to $629 per ounce from the prior year quarter primarily due to higher maintenance costs at Peñasquito, unfavorable foreign currency impacts from the strengthening of the Australian dollar, higher allocation of costs to other metals and higher copper-price driven royalties, partially offset by higher other metal sales. AISC per GEO3 improved 9 percent to $886 per ounce primarily due to lower treatment and refining costs and higher care and maintenance costs in the prior year, partially offset by higher CAS per GEO.

Net income from continuing operations attributable to Newmont stockholders was $640 million or $0.80 per diluted share, an increase of $228 million from the prior year quarter primarily due to higher sales volumes and higher average realized prices in the current year. These increases were partially offset by higher income tax expense in the current year.

Adjusted net income4 was $670 million or $0.83 per diluted share, compared to $261 million or $0.32 per diluted share in the prior year quarter. Primary adjustments to second quarter net income include changes in the fair value of investments, reclamation and remediation charges, asset impairment and valuation allowance and other tax adjustments.

Adjusted EBITDA5 improved 62 percent to $1,591 million for the quarter, compared to $984 million for the prior year quarter.

Revenue increased 30 percent from the prior year quarter to $3,065 million primarily due to higher average realized metal prices and higher sales volumes.

Average realized price6 for gold was $1,823, an increase of $99 per ounce over the prior year quarter. Average realized gold price includes $1,819 per ounce of gross price received, the favorable impact of $9 per ounce mark-to-market on provisionally-priced sales and reductions of $5 per ounce for treatment and refining charges.

Capital expenditures7 increased 48 percent from the prior year quarter to $415 million primarily due to higher sustaining capital spend from sites that were placed into care and maintenance in response to Covid during 2020 and higher development capital spend. Development capital expenditures in 2021 primarily include advancing Tanami Expansion 2, Yanacocha Sulfides, Ahafo North, the Subika Mining Method Change, Cerro Negro expansion projects, Quecher Main and projects associated with the Company’s ownership interest in Nevada Gold Mines.

Consolidated operating cash flow from continuing operations increased 49 percent from the prior year quarter to $993 million primarily due to higher average realized metal prices, partially offset by an increase in tax payments and an increase in receivables related to timing. Free Cash Flow8 also increased to $578 million primarily due to higher operating cash flow, partially offset by higher capital expenditures as described above.

Balance sheet and liquidity ended the quarter with $4.6 billion of consolidated cash and approximately $7.6 billion of liquidity; reported net debt to adjusted EBITDA of 0.2x9.

Nevada Gold Mines (NGM) attributable gold production was 284 thousand ounces with CAS of $753 per ounce and AISC of $985 per ounce for the second quarter. EBITDA10 for NGM was $298 million.

Pueblo Viejo (PV) attributable gold production was 78 thousand ounces for the quarter. Pueblo Viejo EBITDA10 was $111 million and cash distributions received for the Company's equity method investment totaled $23 million in the second quarter.

COVID-19 UPDATE

Newmont continues to maintain wide-ranging protective measures for its workforce and neighboring communities, including screening, physical distancing, deep cleaning and avoiding exposure for at-risk individuals. The Company incurred incremental Covid specific costs of $20 million during the quarter for activities such as additional health and safety procedures, increased transportation and community fund contributions. During the second quarter of 2020, the Newmont Global Community Support Fund was established to help host communities, governments and employees combat the Covid pandemic. Amounts distributed from this fund were $1 million during the quarter and have been adjusted from certain non-GAAP metrics. The remaining $19 million is not adjusted from our non-GAAP metrics.

We have mobilized a Covid vaccine working group with representatives from across the globe. Newmont views vaccination as critical in the fight against Covid-19 and actively encourages our workforce to get vaccinated as they become eligible. We are working to support authorities, through our Global Community Support Fund, to improve the availability and deployment of vaccines to our workforce and host communities.

PROJECTS UPDATE

Newmont’s capital-efficient project pipeline supports improving production, lowering costs and extending mine life. Funding for the current development capital projects Tanami Expansion 2 and Ahafo North has been approved and these projects are in the execution stage. The Company has included the Yanacocha Sulfides project in its long-term outlook as the project is currently scheduled to be approved for full funding in December 2021. Additional sustaining and development projects, not listed below, represent incremental improvements to the Company's outlook.

  Tanami Expansion 2 (Australia) secures Tanami’s future as a long-life, low-cost producer with potential to extend mine life beyond 2040 through the addition of a 1,460 meter hoisting shaft and supporting infrastructure to achieve 3.5 million tonnes per year of production and provide a platform for future growth. The expansion is expected to increase average annual gold production by approximately 150,000 to 200,000 ounces per year for the first five years and is expected to reduce operating costs by approximately 10 percent. Capital costs for the project are estimated to be between $850 million and $950 million with a commercial production date in the first half of 2024.
  Ahafo North (Africa) expands our existing footprint in Ghana with four open pit mines and a stand-alone mill located approximately 30 kilometers from the Company’s Ahafo South operations. The project is expected to add between 275,000 and 325,000 ounces per year with all-in sustaining costs between $600 to $700 per ounce for the first five full years of production (2024-2028). Capital costs for the project are estimated to be between $750 and $850 million with a construction completion date in the second half of 2023 and commercial production in early-2024. Ahafo North is the best unmined gold deposit in West Africa with approximately 3.5 million ounces of Reserves and more than 1 million ounces of Measured and Indicated and Inferred Resource11 and significant upside potential to extend beyond Ahafo North’s current 13-year mine life.
  Yanacocha Sulfides (South America)12 will develop the first phase of sulfide deposits and an integrated processing circuit, including an autoclave to process gold, copper and silver feedstock. The project is expected to add 500,000 gold equivalent ounces per year with all-in sustaining costs between $700 to $800 per ounce for the first five full years of production (2026-2030). An investment decision is expected in December 2021 with a three year development period and estimated capital costs of approximately $2 billion. The first phase focuses on developing the Yanacocha Verde and Chaquicocha deposits to extend Yanacocha’s operations beyond 2040 with second and third phases having the potential to extend life for multiple decades.

________________________________________________

[1]	Attributable gold production for the second quarter 2021 includes 78 thousand ounces from the Company’s equity method investment in Pueblo Viejo (40%).
[2]	Non-GAAP measure. See end of this release for reconciliation to Costs applicable to sales.
[3]	Non-GAAP measure. See end of this release for reconciliation to Costs applicable to sales.
[4]	Non-GAAP measure. See end of this release for reconciliation to Net income (loss) attributable to Newmont stockholders.
[5]	Non-GAAP measure. See end of this release for reconciliation to Net income (loss) attributable to Newmont stockholders.
[6]	Non-GAAP measure. See end of this release for reconciliation to Sales.
[7]	Capital expenditures refers to Additions to property plant and mine development from the Condensed Consolidated Statements of Cash Flows.
[8]	Non-GAAP measure. See end of this release for reconciliation to Net cash provided by operating activities.
[9]	Non-GAAP measure. See end of this release for reconciliation.
[10]	Non-GAAP measure. See end of this release for reconciliation.
[11]

See note to U.S. Investors at the end of this release; such resource estimate for Ahafo North is comprised of 610,000 ounces of Measured and Indicated Resource and 410,000 ounces of Inferred Resource as at December 31, 2020.

[12]	Consolidated basis.

OUTLOOK

Newmont’s outlook reflects increasing gold production and ongoing investment in its operating assets and most promising growth prospects. The Company has included Yanacocha Sulfides in its outlook as the development project is expected to reach execution stage in December 2021. Additional development projects that have not reached execution stage represent upside to guidance. All production, cost and capital figures assume a $1,200/oz gold price.

Newmont’s 2021 and longer-term outlook assumes operations continue without major Covid-related interruptions. If at any point the Company determines that continuing operations poses an increased risk to our workforce or host communities, it will reduce operational activities up to, and including, care and maintenance and management of critical environmental systems. Please see cautionary statement in the end notes for additional information.

Please see cautionary statement in the end notes for additional information. Investors are reminded that outlook is a range of plus or minus 5 percent of the midpoints noted below. For further discussion, investors are encouraged to attend Newmont’s Second Quarter 2021 Earnings Conference Call.

Five Year Cost and Production Outlook (+/- 5%)
Guidance metric	2021E	2022E	2023E	2024E	2025E
Gold Production* (Moz)	6.5	6.2 - 6.7	6.2 - 6.7	6.5 - 7.0	6.5 - 7.0
Other Metal Production** (Mozs)	1.3	1.2 - 1.4	1.4 - 1.6	1.4 - 1.6	1.4 - 1.6
Total GEO Production (Mozs)	7.8	7.5 - 8.0	7.7 - 8.2	8.0 - 8.5	8.0 - 8.5
CAS*** ($/oz)	$750	$650 - $750	$625 - $725	$600 - $700	$600 - $700
All-in Sustaining Costs*** ($/oz)	$970	$850 - $950	$825 - $925	$800 - $900	$800 - $900
Sustaining Capital* ($M)	$950	$900 - $1,100	$900 - $1,100	$900 - $1,100	$900 - $1,100
Development Capital* ($M)	$850	$1,000 - $1,200	$900 - $1,100	$200 - $400	$100 - $300
Total Capital* ($M)	$1,800	$2,000 - $2,200	$1,900 - $2,100	$1,200 - $1,400	$1,100 - $1,300
*Attributable basis; **Attributable co-product gold equivalent ounces; includes copper, silver, lead and zinc; ***Consolidated basis for gold
2021 Consolidated Expense Outlook ($M) (+/-5%)
General & Administrative	260
Interest Expense	275
Depreciation and Amortization	2,500
Exploration & Advanced Projects	390
Adjusted Tax Rate [a,b]	34% - 38%
Federal Tax Rate [b]	27% - 30%
Mining Tax Rate [b]	6% - 9%
[a]	The adjusted tax rate excludes certain items such as tax valuation allowance adjustments.
[b]

Assuming average prices of $1,500 per ounce for gold, $22 per ounce for silver, $2.75 per pound for copper, $0.90 per pound for lead, and $1.05 per pound for zinc and achievement of current production and sales volumes and cost estimates, we estimate our consolidated adjusted effective tax rate related to continuing operations for 2021 will be between 34%-38%.

	Three Months Ended June 30,			Six Months Ended June 30,
Operating Results	2021	2020	% Change	2021	2020	% Change
Attributable Sales (koz)
Attributable gold ounces sold (1)	1,383	1,198	15%	2,744	2,567	7%
Attributable gold equivalent ounces sold	302	213	42%	629	532	18%

Average Realized Price ($/oz, $/lb)
Average realized gold price	$1,823	$1,724	6%	$1,788	$1,652	8%
Average realized copper price	$4.37	$2.91	50%	$4.30	$2.21	95%
Average realized silver price	$23.00	$14.70	56%	$21.27	$14.35	48%
Average realized lead price	$1.02	$0.75	36%	$0.95	$0.68	40%
Average realized zinc price	$1.34	$0.70	91%	$1.19	$0.65	83%

Attributable Production (koz)
North America	397	232	71%	810	608	33%
South America	189	136	39%	363	371	(2)%
Australia	299	294	2%	568	552	3%
Africa	202	193	5%	407	379	7%
Nevada	284	326	(13)%	587	655	(10)%
Total Gold (excluding equity method investments)	1,371	1,181	16%	2,735	2,565	7%
Pueblo Viejo (40%) (2)	78	74	5%	169	169	—%
Total Gold	1,449	1,255	15%	2,904	2,734	6%

North America	260	108	141%	545	418	30%
Australia	43	30	43%	75	59	27%
Total Gold Equivalent Ounces	303	138	120%	620	477	30%

CAS Consolidated ($/oz, $/GEO)
North America	$769	$735	5%	$752	$811	(7)%
South America	$721	$781	(8)%	$753	$796	(5)%
Australia	$764	$719	6%	$757	$724	5%
Africa	$763	$696	10%	$760	$715	6%
Nevada	$753	$797	(6)%	$749	$765	(2)%
Total Gold	$755	$748	1%	$754	$766	(2)%
Total Gold (by-product)	$586	$684	(14)%	$595	$711	(16)%

North America	$586	$505	16%	$550	$551	—%
Australia	$898	$874	3%	$913	$843	8%
Total Gold Equivalent Ounces	$629	$555	13%	$590	$583	1%

AISC Consolidated ($/oz, $/GEO)
North America	$985	$1,162	(15)%	$971	$1,105	(12)%
South America	$1,022	$1,233	(17)%	$1,041	$1,087	(4)%
Australia	$997	$907	10%	$1,048	$927	13%
Africa	$1,000	$877	14%	$974	$902	8%
Nevada	$985	$979	1%	$924	$953	(3)%
Total Gold	$1,035	$1,097	(6)%	$1,037	$1,061	(2)%
Total Gold (by-product)	$918	$1,104	(17)%	$935	$1,070	(13)%

North America	$761	$960	(21)%	$762	$888	(14)%
Australia	$1,113	$1,068	4%	$1,231	$1,051	17%
Total Gold Equivalent Ounces	$886	$974	(9)%	$851	$906	(6)%
(1)	Attributable gold ounces from the Pueblo Viejo mine, an equity method investment, are not included in attributable gold ounces sold.
(2)

Represents attributable gold from Pueblo Viejo and does not include the Company's other equity method investments. Attributable gold ounces produced at Pueblo Viejo are not included in attributable gold ounces sold, as noted in footnote 1. Income and expenses of equity method investments are included in Equity income (loss) of affiliates.

NEWMONT CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited, in millions except per share)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

Sales	$3,065	$2,365	$5,937	$4,946

Costs and expenses
Costs applicable to sales (1)	1,281	1,058	2,528	2,390
Depreciation and amortization	561	528	1,114	1,093
Reclamation and remediation	57	40	103	78
Exploration	52	26	87	70
Advanced projects, research and development	37	26	68	53
General and administrative	64	72	129	137
Care and maintenance	2	125	2	145
Other expense, net	50	59	89	92
	2,104	1,934	4,120	4,058
Other income (expense):
Gain on asset and investment sales, net	—	(1)	43	592
Other income, net	50	198	(32)	9
Interest expense, net of capitalized interest	(68)	(78)	(142)	(160)
	(18)	119	(131)	441
Income (loss) before income and mining tax and other items	943	550	1,686	1,329
Income and mining tax benefit (expense)	(341)	(164)	(576)	(141)
Equity income (loss) of affiliates	49	29	99	66
Net income (loss) from continuing operations	651	415	1,209	1,254
Net income (loss) from discontinued operations	10	(68)	31	(83)
Net income (loss)	661	347	1,240	1,171
Net loss (income) attributable to noncontrolling interests	(11)	(3)	(31)	(5)
Net income (loss) attributable to Newmont stockholders	$650	$344	$1,209	$1,166

Net income (loss) attributable to Newmont stockholders:
Continuing operations	$640	$412	$1,178	$1,249
Discontinued operations	10	(68)	31	(83)
	$650	$344	$1,209	$1,166
Net income (loss) attributable to Newmont stockholders per common share
Basic:
Continuing operations	$0.80	$0.51	$1.47	$1.55
Discontinued operations	0.01	(0.08)	0.04	(0.10)
	$0.81	$0.43	$1.51	$1.45
Diluted:
Continuing operations	$0.80	$0.51	$1.47	$1.55
Discontinued operations	0.01	(0.08)	0.04	(0.10)
	$0.81	$0.43	$1.51	$1.45
(1)	Excludes Depreciation and amortization and Reclamation and remediation.

NEWMONT CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited, in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Operating activities:
Net income (loss)	$661	$347	$1,240	$1,171
Adjustments:
Depreciation and amortization	561	528	1,114	1,093
Gain on asset and investment sales, net	—	1	(43)	(592)
Net loss (income) from discontinued operations	(10)	68	(31)	83
Reclamation and remediation	53	37	96	72
Change in fair value of investments	(26)	(227)	84	(134)
Equity earnings in affiliates, net of distributions received	(55)	3	(55)	(34)
Stock-based compensation	21	17	38	38
Deferred income taxes	39	(26)	14	(144)
Impairment of investments	—	—	—	93
Charges from debt extinguishment	—	3	—	77
Other non-cash adjustments	15	62	(32)	2
Net change in operating assets and liabilities	(266)	(145)	(591)	(118)
Net cash provided by (used in) operating activities of continuing operations	993	668	1,834	1,607
Net cash provided by (used in) operating activities of discontinued operations	2	(4)	2	(7)
Net cash provided by (used in) operating activities	995	664	1,836	1,600

Investing activities:
Additions to property, plant and mine development	(415)	(280)	(814)	(608)
Acquisitions, net	(328)	—	(328)	—
Proceeds from sales of investments	22	6	84	270
Contributions to equity method investees	(45)	(8)	(72)	(14)
Return of investment from equity method investees	—	—	18	43
Purchases of investments	(12)	(21)	(16)	(33)
Proceeds from sales of mining operations and other assets, net	—	14	1	1,135
Other	1	5	—	46
Net cash provided by (used in) investing activities	(777)	(284)	(1,127)	839

Financing activities:
Dividends paid to common stockholders	(440)	(201)	(881)	(313)
Repayment of debt	(550)	(90)	(550)	(1,160)
Repurchases of common stock	(134)	—	(134)	(321)
Distributions to noncontrolling interests	(43)	(42)	(97)	(88)
Funding from noncontrolling interests	18	27	48	55
Payments on lease and other financing obligations	(18)	(17)	(36)	(33)
Payments for withholding of employee taxes related to stock-based compensation	(1)	(3)	(29)	(39)
Proceeds from issuance of debt, net	—	—	—	985
Other	13	35	13	37
Net cash provided by (used in) financing activities	(1,155)	(291)	(1,666)	(877)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	2	4	—	—
Net change in cash, cash equivalents and restricted cash	(935)	93	(957)	1,562
Cash, cash equivalents and restricted cash at beginning of period	5,626	3,818	5,648	2,349
Cash, cash equivalents and restricted cash at end of period	$4,691	$3,911	$4,691	$3,911

NEWMONT CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited, in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$4,583	$3,808	$4,583	$3,808
Restricted cash included in Other current assets	1	—	1	—
Restricted cash included in Other non-current assets	107	103	107	103
Total cash, cash equivalents and restricted cash	$4,691	$3,911	$4,691	$3,911

NEWMONT CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited, in millions)

	At June 30, 2021	At December 31, 2020
ASSETS
Cash and cash equivalents	$4,583	$5,540
Trade receivables	341	449
Investments	222	290
Inventories	965	963
Stockpiles and ore on leach pads	932	827
Other current assets	402	436
Current assets	7,445	8,505
Property, plant and mine development, net	24,500	24,281
Investments	3,220	3,197
Stockpiles and ore on leach pads	1,801	1,705
Deferred income tax assets	328	337
Goodwill	2,771	2,771
Other non-current assets	612	573
Total assets	$40,677	$41,369

LIABILITIES
Accounts payable	$503	$493
Employee-related benefits	296	380
Income and mining taxes payable	333	657
Lease and other financing obligations	110	106
Debt	491	551
Other current liabilities	1,054	1,182
Current liabilities	2,787	3,369
Debt	4,989	5,480
Lease and other financing obligations	567	565
Reclamation and remediation liabilities	3,855	3,818
Deferred income tax liabilities	2,239	2,073
Employee-related benefits	511	493
Silver streaming agreement	939	993
Other non-current liabilities	696	699
Total liabilities	16,583	17,490

Contingently redeemable noncontrolling interest	34	34

EQUITY
Common stock	1,287	1,287
Treasury stock	(197)	(168)
Additional paid-in capital	18,105	18,103
Accumulated other comprehensive income (loss)	(198)	(216)
Retained earnings	4,242	4,002
Newmont stockholders' equity	23,239	23,008
Noncontrolling interests	821	837
Total equity	24,060	23,845
Total liabilities and equity	$40,677	$41,369

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by U.S. generally accepted accounting principles (“GAAP”). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Unless otherwise noted, we present the Non-GAAP financial measures of our continuing operations in the tables below.

Adjusted net income (loss)

Management uses Adjusted net income (loss) to evaluate the Company’s operating performance and for planning and forecasting future business operations. The Company believes the use of Adjusted net income (loss) allows investors and others to understand the results of the continuing operations of the Company and its direct and indirect subsidiaries relating to the sale of products, by excluding certain items that have a disproportionate impact on our results for a particular period. Adjustments to continuing operations are presented before tax and net of our partners’ noncontrolling interests, when applicable. The tax effect of adjustments is presented in the Tax effect of adjustments line and is calculated using the applicable regional tax rate. Management’s determination of the components of Adjusted net income (loss) are evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts. Net income (loss) attributable to Newmont stockholders is reconciled to Adjusted net income (loss) as follows:

	Three Months Ended June 30, 2021			Six Months Ended June 30, 2021
		per share data (1)			per share data (1)
		basic	diluted		basic	diluted
Net income (loss) attributable to Newmont stockholders	$650	$0.81	$0.81	$1,209	$1.51	$1.51
Net loss (income) attributable to Newmont stockholders from discontinued operations	(10)	(0.01)	(0.01)	(31)	(0.04)	(0.04)
Net income (loss) attributable to Newmont stockholders from continuing operations	640	0.80	0.80	1,178	1.47	1.47
Change in fair value of investments (2)	(26)	(0.03)	(0.03)	84	0.10	0.10
(Gain) loss on asset and investment sales (3)	—	—	—	(43)	(0.05)	(0.05)
Reclamation and remediation charges (4)	20	0.02	0.02	30	0.04	0.04
Impairment of long-lived and other assets (5)	11	0.01	0.01	12	0.01	0.01
Settlement costs(6)	8	0.01	0.01	11	0.01	0.01
Restructuring and severance, net (7)	5	—	—	9	0.01	0.01
COVID-19 specific costs (8)	1	—	—	2	—	—
Tax effect of adjustments (9)	(11)	—	—	(30)	(0.03)	(0.03)
Valuation allowance and other tax adjustments, net (10)	22	0.03	0.02	11	0.02	0.02
Adjusted net income (loss)	$670	$0.84	$0.83	$1,264	$1.58	$1.58

Weighted average common shares (millions): (11)		801	803		801	802
(1)	Per share measures may not recalculate due to rounding.
(2)

Change in fair value of investments, included in Other income, net, primarily represents unrealized gains and losses related to the Company's investment in current and non-current marketable and other equity securities. For additional information regarding our investments, see Note 15 of the Condensed Consolidated Financial Statements.

(3)

(Gain) loss on asset and investment sales, included in Gain on asset and investment sales, net, primarily represents a gain on the sale of TMAC. For additional information, see Note 8 of the Condensed Consolidated Financial Statements.

(4)

Reclamation and remediation charges, included in Reclamation and remediation, represent revisions to reclamation and remediation plans at the Company's former operating properties and historic mining operations that have entered the closure phase and have no substantive future economic value.

(5)	Impairment of long-lived and other assets, included in Other expense, net, represents non-cash write-downs of various assets that are no longer in use.
(6)	Settlement costs, included in Other expense, net, primarily are comprised of a voluntary contribution made to the Republic of Suriname.
(7)

Restructuring and severance, net, included in Other expense, net, primarily represents severance and related costs associated with significant organizational or operating model changes implemented by the Company. Total amounts are presented net of income (loss) attributable to noncontrolling interests of $— and $(1), respectively.

(8)

COVID-19 specific costs included in Other expense, net, primarily include amounts distributed from the Newmont Global Community Fund to help host communities, governments and employees combat the COVID-19 pandemic. Adjusted net income (loss) has not been adjusted for $19 and $40, respectively, of incremental COVID-19 costs incurred as a result of actions taken to protect against the impacts of the COVID-19 pandemic at our operational sites. See Note 7 of the Condensed Consolidated Financial Statements for further information.

(9)

The tax effect of adjustments, included in Income and mining tax benefit (expense), represents the tax effect of adjustments in footnotes (2) through (8), as described above, and are calculated using the applicable regional tax rate.

(10)

Valuation allowance and other tax adjustments, net, included in Income and mining tax benefit (expense), is recorded for items such as foreign tax credits, alternative minimum tax credits, capital losses, disallowed foreign losses, and the effects of changes in foreign currency exchange rates on deferred tax assets and deferred tax liabilities. The adjustment for the three and six months ended June 30, 2021 is due to increases or (decreases) to net operating losses, tax credit carryovers and other deferred tax assets subject to valuation allowance of $9 and $30 respectively, the effects of changes in foreign exchange rates on deferred tax assets and liabilities of $11 and $(17) respectively, changes to the reserve for uncertain tax positions of $22 and $22 respectively, and other tax adjustments of $(17) and $(19), respectively. Total amount is presented net of income (loss) attributable to noncontrolling interests of $(3) and $(5), respectively.

(11)	Adjusted net income (loss) per diluted share is calculated using diluted common shares, which are calculated in accordance with U.S. GAAP.

	Three Months Ended June 30, 2020			Six Months Ended June 30, 2020
		per share data (1)			per share data (1)
		basic	diluted		basic	diluted
Net income (loss) attributable to Newmont stockholders	$344	$0.43	$0.43	$1,166	$1.45	$1.45
Net loss (income) attributable to Newmont stockholders from discontinued operations	68	0.08	0.08	83	0.10	0.10
Net income (loss) attributable to Newmont stockholders from continuing operations	412	0.51	0.51	1,249	1.55	1.55
Gain (loss) on asset and investment sales, net (2)	1	—	—	(592)	(0.73)	(0.73)
Change in fair value of investments (3)	(227)	(0.28)	(0.28)	(134)	(0.17)	(0.17)
Impairment of investments (4)	—	—	—	93	0.11	0.11
Loss on debt extinguishment (5)	3	—	—	77	0.09	0.09
COVID-19 specific costs (6)	33	0.04	0.04	35	0.04	0.04
Goldcorp transaction and integration costs (7)	7	0.01	0.01	23	0.03	0.03
Settlement costs (8)	2	0.01	0.01	8	0.01	0.01
Impairment of long-lived and other assets (9)	5	0.01	0.01	5	0.01	0.01
Restructuring and severance, net (10)	1	—	—	2	—	—
Pension settlements (11)	2	—	—	2	—	—
Tax effect of adjustments (12)	32	0.04	0.03	125	0.17	0.17
Valuation allowance and other tax adjustments, net (13)	(10)	(0.01)	(0.01)	(306)	(0.38)	(0.38)
Adjusted net income (loss) (14)	$261	$0.33	$0.32	$587	$0.73	$0.73

Weighted average common shares (millions): (15)		803	805		805	806
(1)	Per share measures may not recalculate due to rounding.
(2)

(Gain) loss on asset and investment sales, included in Gain on asset and investment sales, net, primarily represents gains on the sale of Kalgoorlie and Continental. For additional information, see Note 8 of the Condensed Consolidated Financial Statements.

(3)

Change in fair value of investments, included in Other income, net, primarily represents unrealized gains and losses related to the Company's investments in current and non-current marketable equity securities and our investment instruments. For additional information regarding our investments, see Note 15 of the Condensed Consolidated Financial Statements.

(4)	Impairment of investments, included in Other income, net, represents the other-than-temporary impairment of the TMAC investment.
(5)	Loss on debt extinguishment, included in Other income, net, primarily represents losses on the extinguishment of a portion of the 2022 Senior Notes and 2023 Senior Notes.
(6)

COVID-19 specific costs, included in Other expense, net, represent incremental direct costs incurred as a result of actions taken to protect against the impacts of the COVID-19 pandemic. See Note 7 of the Condensed Consolidated Financial Statements for further information.

(7)	Goldcorp transaction and integration costs, included in Other expense, net, primarily represent subsequent integration costs incurred during 2020 related to the Newmont Goldcorp transaction.
(8)	Settlement costs, included in Other expense, net, primarily represent certain costs associated with legal and other settlements.
(9)	Impairment of long-lived and other assets, included in Other expense, net, represents non-cash write-downs of long-lived assets.
(10)

Restructuring and severance, net, included in Other expense, net, primarily represents certain costs associated with severance and legal costs. Amounts are presented net of income (loss) attributable to noncontrolling interests of $(1) and $(1), respectively.

(11)	Pension settlements, included in Other income, net, represent pension settlement charges.
(12)

The tax effect of adjustments, included in Income and mining tax benefit (expense), represents the tax effect of adjustments in footnotes (2) through (11), as described above, and are calculated using the applicable regional tax rate.

(13)

Valuation allowance and other tax adjustments, included in Income and mining tax benefit (expense), is recorded for items such as foreign tax credits, alternative minimum tax credits, capital losses, disallowed foreign losses, and the effects of changes in foreign currency exchange rates on deferred tax assets and deferred tax liabilities. The adjustment for the three and six months ended June 30, 2020 is due to a net increase or (decrease) to net operating losses, tax credit carryovers and other deferred tax assets subject to valuation allowance of $(11) and $(120), respectively, the effects of changes in foreign exchange rates on deferred tax assets and liabilities of $(8) and $(187), respectively, changes to the reserve for uncertain tax positions of $15 and $(9), respectively, and other tax adjustments of $1 and $32, respectively. Total amount is presented net of income (loss) attributable to noncontrolling interests of $(7) and $(22), respectively.

(14)

Adjusted net income (loss) has not been adjusted for $115 and $133 of cash and $68 and $74 of non-cash care and maintenance costs, included in Care and maintenance and Depreciation and amortization, respectively, which primarily represent costs associated with our Musselwhite, Éléonore, Yanacocha and Cerro Negro sites being temporarily placed into care and maintenance in response to the COVID-19 pandemic during a portion of the three and six months ended June 30, 2020, respectively. Amounts are presented net of income (loss) attributable to noncontrolling interests of $10, $12, $2 and $3, respectively.

(15)	Adjusted net income (loss) per diluted share is calculated using diluted common shares, which are calculated in accordance with U.S. GAAP.

Earnings before interest, taxes and depreciation and amortization and Adjusted earnings before interest, taxes and depreciation and amortization

Management uses Earnings before interest, taxes and depreciation and amortization (“EBITDA”) and EBITDA adjusted for non-core or certain items that have a disproportionate impact on our results for a particular period (“Adjusted EBITDA”) as non-GAAP measures to evaluate the Company’s operating performance. EBITDA and Adjusted EBITDA do not represent, and should not be considered an alternative to, net income (loss), operating income (loss), or cash flow from operations as those terms are defined by GAAP, and do not necessarily indicate whether cash flows will be sufficient to fund cash needs. Although Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements by other companies, our calculation of Adjusted EBITDA is not necessarily comparable to such other similarly titled captions of other companies. The Company believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and Board of Directors. Management’s determination of the components of Adjusted EBITDA are evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts. Net income (loss) attributable to Newmont stockholders is reconciled to EBITDA and Adjusted EBITDA as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net income (loss) attributable to Newmont stockholders	$650	$344	$1,209	$1,166
Net income (loss) attributable to noncontrolling interests	11	3	31	5
Net loss (Income) from discontinued operations	(10)	68	(31)	83
Equity loss (income) of affiliates	(49)	(29)	(99)	(66)
Income and mining tax expense (benefit)	341	164	576	141
Depreciation and amortization	561	528	1,114	1,093
Interest expense, net of capitalized interest	68	78	142	160
EBITDA	$1,572	$1,156	$2,942	$2,582
Adjustments:
Change in fair value of investments (1)	$(26)	$(227)	$84	$(134)
(Gain) loss on asset and investment sales (2)	—	1	(43)	(592)
Reclamation and remediation charges (3)	20	—	30	—
Impairment of long-lived and other assets (4)	11	5	12	5
Settlement costs (5)	8	2	11	8
Restructuring and severance (6)	5	2	10	3
COVID-19 specific costs (7)	1	33	2	35
Impairment of investments (8)	—	—	—	93
Loss on debt extinguishment (9)	—	3	—	77
Goldcorp transaction and integration costs (10)	—	7	—	23
Pension settlements	—	2	—	2
Adjusted EBITDA (12)	$1,591	$984	$3,048	$2,102
(1)

Change in fair value of investments, included in Other income, net, primarily represents unrealized gains and losses related to the Company's investments in current and non-current marketable and other equity securities. For additional information regarding our investments, see Note 15 of the Condensed Consolidated Financial Statements.

(2)

(Gain) loss on asset and investment sales, included in Gain on asset and investment sales, net, primarily represents a gain on the sale of TMAC in 2021 and gains on the sale of Kalgoorlie and Continental in 2020. For additional information, see Note x8 of the Condensed Consolidated Financial Statements.

(3)

Reclamation and remediation charges, included in Reclamation and remediation, represent revisions to reclamation and remediation plans at the Company's former operating properties and historic mining operations that have entered the closure phase and have no substantive future economic value.

(4)	Impairment of long-lived and other assets, included in Other expense, net, represents non-cash write-downs of various assets that are no longer in use.
(5)

Settlement costs, included in Other expense, net, are primarily comprised of a voluntary contribution made to the Republic of Suriname in 2021 and other certain costs associated with legal and other settlements in both periods presented.

(6)

Restructuring and severance, included in Other expense, net, primarily represents severance and related costs associated with significant organizational or operating model changes implemented by the Company for all periods presented.

(7)

COVID-19 specific costs, included in Other expense, net, primarily include amounts distributed from Newmont Global Community Support Fund to help host communities, governments and employees combat the COVID-19 pandemic. For the three and six months ended June 30, 2021, Adjusted EBITDA has not been adjusted for $19 and $40 of incremental COVID-19 costs incurred as a result of actions taken to protect against the impacts of the COVID-19 pandemic at our operational sites. See Note 7 of the Condensed Consolidated Financial Statements for further information.

(8)	Impairment of investments, included in Other income, net, primarily represents the other-than-temporary impairment of the TMAC investment recorded in 2020.
(9)	Loss on debt extinguishment, included in Other income, net, primarily represents losses on the extinguishment of a portion of the 2022 Senior Notes and 2023 Senior Notes during 2020.
(10)	Goldcorp transaction and integration costs, included in Other expense, net, primarily represent subsequent integration costs incurred during 2020 related to the Newmont Goldcorp transaction.
(11)

Adjusted EBITDA has not been adjusted for cash care and maintenance costs, included in Care and maintenance, which represent costs incurred associated with certain mine sites being temporarily placed into care and maintenance in response to the COVID-19 pandemic. Cash care and maintenance costs were $2 and $2 during the three and six months ended June 30, 2021, respectively, relating to our Tanami mine site. Cash care and maintenance costs were $125 and $145 during the three and six months ended June 30, 2020, respectively, relating to our Musselwhite, Éléonore, Peñasquito, Yanacocha, and Cerro Negro mine sites.

Additionally, the Company uses Pueblo Viejo EBITDA as a non-GAAP measure to evaluate the operating performance of its investment in the Pueblo Viejo mine. Pueblo Viejo EBITDA does not represent, and should not be considered an alternative to, Equity income (loss) of affiliates, as defined by GAAP, and does not necessarily indicate whether cash distributions from Pueblo Viejo will match Pueblo Viejo EBITDA or earnings from affiliates. Although the Company has the ability to exert significant influence, it does not have direct control over the operations or resulting revenues and expenses, nor does it proportionately consolidate its investment in Pueblo Viejo. The Company believes that Pueblo Viejo EBITDA provides useful information to investors and others in understanding and evaluating the operating results of its investment in Pueblo Viejo, in the same manner as management and the Board of Directors. Equity income (loss) of affiliates is reconciled to Pueblo Viejo EBITDA as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

Equity income (loss) of affiliates	$49	$29	$99	$66
Equity (income) loss of affiliates, excluding Pueblo Viejo (1)	(5)	6	(5)	17
Equity income (loss) of affiliates, Pueblo Viejo (1)	44	35	94	83
Reconciliation of Pueblo Viejo on attributable basis:
Income and mining tax expense (benefit)	33	29	80	66
Depreciation and amortization	34	18	54	34
Pueblo Viejo EBITDA	$111	$82	$228	$183
(1)	See Note 11 of the Condensed Consolidated Financial Statements.

The Company uses NGM EBITDA as a non-GAAP measure to evaluate the operating performance of its investment in Nevada Gold Mines (NGM). NGM EBITDA does not represent, and should not be considered an alternative to, Income (loss) before income and mining tax and other items, as defined by GAAP, and does not necessarily indicate whether cash distributions from NGM will match NGM EBITDA. Although the Company has the ability to exert significant influence and proportionally consolidates its 38.5% interest in NGM, it does not have direct control over the operations or resulting revenues and expenses of its investment in NGM. The Company believes that NGM EBITDA provides useful information to investors and others in understanding and evaluating the operating results of its investment in NGM, in the same manner as management and the Board of Directors. Income (loss) before income and mining tax and other items is reconciled to NGM EBITDA as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Income (Loss) before Income and Mining Tax and other Items, NGM (1)	$170	$130	$337	$263
Depreciation and amortization (1)	128	147	255	278
NGM EBITDA	$298	$277	$592	$541
(1)	See Note 3 to the Condensed Consolidated Financial Statements.

Free Cash Flow

Management uses Free Cash Flow as a non-GAAP measure to analyze cash flows generated from operations. Free Cash Flow is Net cash provided by (used in) operating activities less Net cash provided by (used in) operating activities of discontinued operations less Additions to property, plant and mine development as presented on the Condensed Consolidated Statements of Cash Flows. The Company believes Free Cash Flow is also useful as one of the bases for comparing the Company’s performance with its competitors. Although Free Cash Flow and similar measures are frequently used as measures of cash flows generated from operations by other companies, the Company’s calculation of Free Cash Flow is not necessarily comparable to such other similarly titled captions of other companies.

The presentation of non-GAAP Free Cash Flow is not meant to be considered in isolation or as an alternative to net income as an indicator of the Company’s performance, or as an alternative to cash flows from operating activities as a measure of liquidity as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. The Company’s definition of Free Cash Flow is limited in that it does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, the Company believes it is important to view Free Cash Flow as a measure that provides supplemental information to the Company’s Condensed Consolidated Statements of Cash Flows.

The following table sets forth a reconciliation of Free Cash Flow, a non-GAAP financial measure, to Net cash provided by (used in) operating activities, which the Company believes to be the GAAP financial measure most directly comparable to Free Cash Flow, as well as information regarding Net cash provided by (used in) investing activities and Net cash provided by (used in) financing activities.

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net cash provided by (used in) operating activities	$995	$664	$1,836	$1,600
Less: Net cash used in (provided by) operating activities of discontinued operations	(2)	4	(2)	7
Net cash provided by (used in) operating activities of continuing operations	993	668	1,834	1,607
Less: Additions to property, plant and mine development	(415)	(280)	(814)	(608)
Free Cash Flow	$578	$388	$1,020	$999

Net cash provided by (used in) investing activities (1)	$(777)	$(284)	$(1,127)	$839
Net cash provided by (used in) financing activities	$(1,155)	$(291)	$(1,666)	$(877)
(1)	Net cash provided by (used in) investing activities includes Additions to property, plant and mine development, which is included in the Company’s computation of Free Cash Flow.

Attributable Free Cash Flow

Management uses Attributable Free Cash Flow as a non-GAAP measure to analyze cash flows generated from operations that are attributable to the Company. Attributable Free Cash Flow is Net cash provided by (used in) operating activities after deducting net cash flows from operations attributable to noncontrolling interests less Net cash provided by (used in) operating activities of discontinued operations after deducting net cash flows from discontinued operations attributable to noncontrolling interests less Additions to property, plant and mine development after deducting property, plant and mine development attributable to noncontrolling interests. The Company believes that Attributable Free Cash Flow is useful as one of the bases for comparing the Company’s performance with its competitors. Although Attributable Free Cash Flow and similar measures are frequently used as measures of cash flows generated from operations by other companies, the Company’s calculation of Attributable Free Cash Flow is not necessarily comparable to such other similarly titled captions of other companies.

The presentation of non-GAAP Attributable Free Cash Flow is not meant to be considered in isolation or as an alternative to Net income attributable to Newmont stockholders as an indicator of the Company’s performance, or as an alternative to Net cash provided by (used in) operating activities as a measure of liquidity as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. The Company’s definition of Attributable Free Cash Flow is limited in that it does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, the Company believes it is important to view Attributable Free Cash Flow as a measure that provides supplemental information to the Company’s Condensed Consolidated Statements of Cash Flows.

The following tables set forth a reconciliation of Attributable Free Cash Flow, a non-GAAP financial measure, to Net cash provided by (used in) operating activities, which the Company believes to be the GAAP financial measure most directly comparable to Attributable Free Cash Flow, as well as information regarding Net cash provided by (used in) investing activities and Net cash provided by (used in) financing activities.

	Three Months Ended June 30, 2021			Six Months Ended June 30, 2021
	Consolidated	Attributable to noncontrolling interests (1)	Attributable to Newmont Stockholders	Consolidated	Attributable to noncontrolling interests (1)	Attributable to Newmont Stockholders
Net cash provided by (used in) operating activities	$995	$(33)	$962	$1,836	$(53)	$1,783
Less: Net cash used in (provided by) operating activities of discontinued operations	(2)	—	(2)	(2)	—	(2)
Net cash provided by (used in) operating activities of continuing operations	993	(33)	960	1,834	(53)	1,781
Less: Additions to property, plant and mine development (2)	(415)	15	(400)	(814)	31	(783)
Free Cash Flow	$578	$(18)	$560	$1,020	$(22)	$998

Net cash provided by (used in) investing activities (3)	$(777)			$(1,127)
Net cash provided by (used in) financing activities	$(1,155)			$(1,666)
(1)

Adjustment to eliminate a portion of Net cash provided by (used in) operating activities, Net cash provided by (used in) operating activities of discontinued operations and Additions to property, plant and mine development attributable to noncontrolling interests, which relate to Yanacocha (48.65%) and Merian (25%).

(2)

For the three months ended June 30, 2021 Yanacocha and Merian had total consolidated Additions to property, plant and mine development of $26 and $11, respectively, on a cash basis. For the six months ended June 30, 2021, Yanacocha and Merian had total consolidated Additions to property, plant and mine development of $54 and $22, respectively, on a cash basis.

(3)	Net cash provided by (used in) investing activities includes Additions to property, plant and mine development, which is included in the Company’s computation of Free Cash Flow.

	Three Months Ended June 30, 2020			Six Months Ended June 30, 2020
	Consolidated	Attributable to noncontrolling interests (1)	Attributable to Newmont Stockholders	Consolidated	Attributable to noncontrolling interests (1)	Attributable to Newmont Stockholders
Net cash provided by (used in) operating activities	$664	$(29)	$635	$1,600	$(82)	$1,518
Less: Net cash used in (provided by) operating activities of discontinued operations	4	—	4	7	—	7
Net cash provided by (used in) operating activities of continuing operations	668	(29)	639	1,607	(82)	1,525
Less: Additions to property, plant and mine development (2)	(280)	13	(267)	(608)	25	(583)
Free Cash Flow	$388	$(16)	$372	$999	$(57)	$942

Net cash provided by (used in) investing activities (3)	$(283)			$840
Net cash provided by (used in) financing activities	$(291)			$(877)
(1)

Adjustment to eliminate a portion of Net cash provided by (used in) operating activities, Net cash provided by (used in) operating activities of discontinued operations and Additions to property, plant and mine development attributable to noncontrolling interests, which relate to Yanacocha (48.65%) and Merian (25%).

(2)

For the three months ended June 30, 2020 Yanacocha and Merian had total consolidated Additions to property, plant and mine development of $21 and $9, respectively, on a cash basis. For the six months ended June 30, 2020, Yanacocha and Merian had total consolidated Additions to property, plant and mine development of $42 and $18, respectively, on a cash basis.

(3)	Net cash provided by (used in) investing activities includes Additions to property, plant and mine development, which is included in the Company’s computation of Free Cash Flow.

Costs applicable to sales per ounce/gold equivalent ounce

Costs applicable to sales per ounce/gold equivalent ounce are non-GAAP financial measures. These measures are calculated by dividing the costs applicable to sales of gold and other metals by gold ounces or gold equivalent ounces sold, respectively. These measures are calculated for the periods presented on a consolidated basis. Costs applicable to sales per ounce/gold equivalent ounce statistics are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently.

The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measures.

Costs applicable to sales per ounce

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Costs applicable to sales (1)(2)	$1,091	$940	$2,156	$2,080
Gold sold (thousand ounces)	1,444	1,255	2,861	2,715
Costs applicable to sales per ounce (3)	$755	$748	$754	$766
(1)	Includes by-product credits of $72 and $127 during the three and six months ended June 30, 2021, respectively, and $20 and $44 during the three and six months ended June 30, 2020, respectively.
(2)	Excludes Depreciation and amortization and Reclamation and remediation.
(3)	Per ounce measures may not recalculate due to rounding.

Costs applicable to sales per gold equivalent ounce

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Costs applicable to sales (1)(2)	$190	$118	$372	$310
Gold equivalent ounces - other metals (thousand ounces) (3)	302	213	629	532
Costs applicable to sales per ounce (4)	$629	$555	$590	$583
(1)	Includes by-product credits of $2 and $3 during the three and six months ended June 30, 2021, respectively, and $1 and $1 during the three and six months ended June 30, 2020, respectively.
(2)	Excludes Depreciation and amortization and Reclamation and remediation.
(3)

Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,200/oz.), Copper ($2.75/lb.), Silver ($22.00/oz.), Lead ($0.90/lb.) and Zinc ($1.05/lb.) pricing for 2021 and Gold ($1,200/oz.), Copper ($2.75/lb.), Silver ($16.00/oz.), Lead ($0.95/lb.) and Zinc ($1.20/lb.) pricing for 2020.

(4)	Per ounce measures may not recalculate due to rounding.
Costs applicable to sales per ounce for Nevada Gold Mines (NGM)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Cost applicable to sales, NGM (1)(2)	$215	$260	$442	$503
Gold sold (thousand ounces), NGM	285	325	590	657
Costs applicable to sales per ounce, NGM (3)	$753	$797	$749	$765
(1)	See Note 3 to the Condensed Consolidated Financial Statements.
(2)	Excludes Depreciation and amortization and Reclamation and remediation.
(3)	Per ounce measures may not recalculate due to rounding.

All-In Sustaining Costs

Newmont has developed a metric that expands on GAAP measures, such as cost of goods sold, and non-GAAP measures, such as costs applicable to sales per ounce, to provide visibility into the economics of our mining operations related to expenditures, operating performance and the ability to generate cash flow from our continuing operations.

Current GAAP measures used in the mining industry, such as cost of goods sold, do not capture all of the expenditures incurred to discover, develop and sustain production. Therefore, we believe that all-in sustaining costs is a non-GAAP measure that provides additional information to management, investors and analysts that aids in the understanding of the economics of our operations and performance compared to other producers and provides investors visibility by better defining the total costs associated with production.

All-in sustaining cost (“AISC”) amounts are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently as a result of differences in the underlying accounting principles, policies applied and in accounting frameworks such as in International Financial Reporting Standards (“IFRS”), or by reflecting the benefit from selling non-gold metals as a reduction to AISC. Differences may also arise related to definitional differences of sustaining versus development (i.e. non-sustaining) activities based upon each company’s internal policies.

The following disclosure provides information regarding the adjustments made in determining the all-in sustaining costs measure:

Costs applicable to sales. Includes all direct and indirect costs related to current production incurred to execute the current mine plan. We exclude certain exceptional or unusual amounts from Costs applicable to sales (“CAS”), such as significant revisions to recovery amounts. CAS includes by-product credits from certain metals obtained during the process of extracting and processing the primary ore-body. CAS is accounted for on an accrual basis and excludes Depreciation and amortization and Reclamation and remediation, which is consistent with our presentation of CAS on the Condensed Consolidated Statements of Operations. In determining AISC, only the CAS associated with producing and selling an ounce of gold is included in the measure. Therefore, the amount of gold CAS included in AISC is derived from the CAS presented in the Company’s Condensed Consolidated Statements of Operations less the amount of CAS attributable to the production of other metals at our Peñasquito and Boddington mines. The other metals CAS at those mine sites is disclosed in Note 3 of the Condensed Consolidated Financial Statements. The allocation of CAS between gold and other metals at the Peñasquito and Boddington mines is based upon the relative sales value of gold and other metals produced during the period.

Reclamation costs. Includes accretion expense related to reclamation liabilities and the amortization of the related Asset Retirement Cost (“ARC”) for the Company’s operating properties. Accretion related to the reclamation liabilities and the amortization of the ARC assets for reclamation does not reflect annual cash outflows but are calculated in accordance with GAAP. The accretion and amortization reflect the periodic costs of reclamation associated with current production and are therefore included in the measure. The allocation of these costs to gold and other metals is determined using the same allocation used in the allocation of CAS between gold and other metals at the Peñasquito and Boddington mines.

Advanced projects, research and development and exploration. Includes incurred expenses related to projects that are designed to sustain current production and exploration. We note that as current resources are depleted, exploration and advanced projects are necessary for us to replace the depleting reserves or enhance the recovery and processing of the current reserves to sustain production at existing operations. As these costs relate to sustaining our production, and are considered a continuing cost of a mining company, these costs are included in the AISC measure. These costs are derived from the Advanced projects, research and development and Exploration amounts presented in the Condensed Consolidated Statements of Operations less incurred expenses related to the development of new operations, or related to major projects at existing operations where these projects will materially benefit the operation in the future. The allocation of these costs to gold and other metals is determined using the same allocation used in the allocation of CAS between gold and other metals at the Peñasquito and Boddington mines. We also allocate these costs incurred at the Other North America, Other Australia and Corporate and Other locations using the proportion of CAS between gold and other metals.

General and administrative. Includes costs related to administrative tasks not directly related to current production, but rather related to supporting our corporate structure and fulfilling our obligations to operate as a public company. Including these expenses in the AISC metric provides visibility of the impact that general and administrative activities have on current operations and profitability on a per ounce basis. We allocate these costs to gold and other metals at the Other North America, Other Australia and Corporate and Other locations using the proportion of CAS between gold and other metals.

Care and maintenance and Other expense, net. Care and maintenance includes direct operating costs incurred at the mine sites during the period that these sites were temporarily placed into care and maintenance in response to the COVID-19 pandemic. For Other expense, net we exclude certain exceptional or unusual expenses, such as restructuring, as these are not indicative to sustaining our current operations. Furthermore, this adjustment to Other expense, net is also consistent with the nature of the adjustments made to Net income (loss) attributable to Newmont stockholders as disclosed in the Company’s non-GAAP financial measure Adjusted net income (loss). The allocation of these costs to gold and other metals is determined using the same allocation used in the allocation of CAS between gold and other metals at the Peñasquito and Boddington mines. We also allocate these costs incurred at the Other North America, Other Australia and Corporate and Other locations using the proportion of CAS between gold and other metals.

Treatment and refining costs. Includes costs paid to smelters for treatment and refining of our concentrates to produce the salable metal. These costs are presented net as a reduction of Sales on the Condensed Consolidated Statements of Operations. The allocation of these costs to gold and other metals is determined using the same allocation used in the allocation of CAS between gold and other metals at the Peñasquito and Boddington mines.

Sustaining capital and finance lease payments. We determined sustaining capital and finance lease payments as those capital expenditures and finance lease payments that are necessary to maintain current production and execute the current mine plan. We determined development (i.e. non-sustaining) capital expenditures and finance lease payments to be those payments used to develop new operations or related to projects at existing operations where those projects will materially benefit the operation and are excluded from the calculation of AISC. The classification of sustaining and development capital projects and finance leases is based on a systematic review of our project portfolio in light of the nature of each project. Sustaining capital and finance lease payments are relevant to the AISC metric as these are needed to maintain the Company’s current operations and provide improved transparency related to our ability to finance these expenditures from current operations. The allocation of these costs to gold and other metals is determined using the same allocation used in the allocation of CAS between gold and other metals at the Peñasquito and Boddington mines. We also allocate these costs incurred at the Other North America, Other Australia and Corporate and Other locations using the proportion of CAS between gold and other metals.

Three Months Ended June 30, 2021	Costs Applicable to Sales (1)(2)(3)	Reclamation Costs (4)	Advanced Projects, Research and Development and Exploration(5)	General and Administrative	Care and Maintenance and Other Expense, Net(6)(7)(8)	Treatment and Refining Costs	Sustaining Capital and Lease Related Costs(9)(10)	All-In Sustaining Costs	Ounces (000) Sold	All-In Sustaining Costs Per oz.(11)
Gold
CC&V	$59	$1	$5	$—	$—	$—	$7	$72	63	$1,142
Musselwhite	37	1	2	—	1	—	9	50	35	1,420
Porcupine	61	1	5	—	—	—	13	80	66	1,193
Éléonore	65	—	1	—	1	—	19	86	67	1,287
Peñasquito	95	2	—	—	1	5	14	117	181	656
Other North America	—	—	(1)	—	1	—	—	—	—	—
North America	317	5	12	—	4	5	62	405	412	985

Yanacocha	32	24	—	—	8	—	6	70	68	1,029
Merian	83	1	3	—	2	—	10	99	108	909
Cerro Negro	69	2	—	—	4	—	14	89	79	1,133
Other South America	—	—	—	2	1	—	—	3	—	—
South America	184	27	3	2	15	—	30	261	255	1,022

Boddington	162	3	1	—	—	3	24	193	189	1,023
Tanami	65	1	1	—	2	—	30	99	109	919
Other Australia	—	—	—	2	1	—	2	5	—	—
Australia	227	4	2	2	3	3	56	297	298	997

Ahafo	92	2	1	—	2	—	19	116	104	1,122
Akyem	56	7	1	—	1	—	11	76	90	828
Other Africa	—	—	1	2	—	—	—	3	—	—
Africa	148	9	3	2	3	—	30	195	194	1,000

Nevada Gold Mines	215	3	4	2	2	—	54	280	285	985
Nevada	215	3	4	2	2	—	54	280	285	985

Corporate and Other	—	—	14	38	(2)	—	5	55	—	—
Total Gold	$1,091	$48	$38	$46	$25	$8	$237	$1,493	1,444	$1,035

Gold equivalent ounces - other metals (12)
Peñasquito	$152	$3	$1	$—	$2	$14	$25	$197	260	$755
Other North America	—	—	—	1	—	—	—	1	—	—
North America	152	3	1	1	2	14	25	198	260	761

Boddington	38	—	1	—	—	2	5	46	42	1,088
Other Australia	—	—	—	1	—	—	—	1	—	—
Australia	38	—	1	1	—	2	5	47	42	1,113

Corporate and Other	—	—	6	16	—	—	1	23	—	—
Total Gold Equivalent Ounces	$190	$3	$8	$18	$2	$16	$31	$268	302	$886

Consolidated	$1,281	$51	$46	$64	$27	$24	$268	$1,761

(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $74 and excludes co-product revenues of $435.
(3)	Includes stockpile and leach pad inventory adjustments of $5 at CC&V.
(4)

Reclamation costs include operating accretion and amortization of asset retirement costs of $20 and $31, respectively, and exclude accretion and reclamation and remediation adjustments at former operating properties that have entered the closure phase and have no substantive future economic value of $13 and $24, respectively.

(5)

Advanced projects, research and development and exploration excludes development expenditures of $1 at CC&V, $2 at Porcupine, $1 at Éléonore, $2 at Other North America, $3 at Yanacocha, $1 at Cerro Negro, $9 at Other South America, $7 at Tanami, $4 at Other Australia, $4 at Ahafo, $1 at Akyem, $4 at NGM and $4 at Corporate and Other, totaling $43 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.

(6)

Care and maintenance includes $2 at Tanami of cash care and maintenance costs associated with the site temporarily being placed into care and maintenance or operating at reduced levels in response to the COVID-19 pandemic, during the period ended June 30, 2021 that we would have continued to incur if the site were not temporarily placed into care and maintenance.

(7)

Other expense, net includes incremental COVID-19 costs incurred as a result of actions taken to protect against the impacts of the COVID-19 pandemic at our operational sites of $6 for North America, $11 for South America and $2 for Africa, totaling $19.

(8)

Other expense, net is adjusted for impairment of long-lived and other assets of $11, settlement costs of $8, restructuring and severance of $5 and distributions from the Newmont Global Community Support Fund of $1.

(9)

Includes sustaining capital expenditures of $74 for North America, $30 for South America, $58 for Australia, $29 for Africa, $54 for Nevada, and $6 for Corporate and Other, totaling $251 and excludes development capital expenditures, capitalized interest and the change in accrued capital totaling $164. The following are major development projects: Pamour, Yanacocha Sulfides, Quecher Main, Cerro Negro expansion projects, Tanami Expansion 2, Subika Mining Method Change, Ahafo North, Goldrush Complex and Turquoise Ridge 3rd shaft.

(10)	Includes finance lease payments for sustaining projects of $17.
(11)	Per ounce measures may not recalculate due to rounding.
(12)

Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,200/oz.), Copper ($2.75/lb.), Silver ($22.00/oz.), Lead ($0.90/lb.) and Zinc ($1.05/lb.) pricing for 2021.

Three Months Ended June 30, 2020	Costs Applicable to Sales(1)(2)(3)	Reclamation Costs(4)	Advanced Projects, Research and Development and Exploration(5)	General and Administrative	Care and Maintenance and Other Expense, Net(6)(7)	Treatment and Refining Costs	Sustaining Capital and Lease Related Costs(8)(9)	All-In Sustaining Costs	Ounces (000) Sold	All-In Sustaining Costs Per oz.(10)(11)
Gold
CC&V	$59	$2	$1	$—	$—	$—	$11	$73	64	$1,132
Musselwhite	2	—	1	—	19	—	2	24	—	N.M.
Porcupine	58	1	4	—	—	—	8	71	87	800
Éléonore	13	1	1	—	20	—	3	38	13	2,832
Peñasquito	50	1	—	—	19	7	2	79	84	949
Other North America	—	—	(2)	5	1	—	1	5	—	—
North America	182	5	5	5	59	7	27	290	248	1,162

Yanacocha	62	12	—	—	22	—	4	100	67	1,484
Merian	72	1	2	1	—	—	8	84	101	833
Cerro Negro	21	—	(2)	—	31	—	6	56	30	1,838
Other South America	—	—	—	3	1	—	—	4	—	—
South America	155	13	—	4	54	—	18	244	198	1,233

Boddington	142	3	1	—	—	2	22	170	159	1,068
Tanami	62	1	2	—	—	—	19	84	125	672
Other Australia	—	—	—	2	—	—	2	4	—	—
Australia	204	4	3	2	—	2	43	258	284	907

Ahafo	84	2	1	—	1	—	19	107	106	1,008
Akyem	55	5	1	—	1	—	5	67	94	713
Other Africa	—	—	—	1	—	—	—	1	—	—
Africa	139	7	2	1	2	—	24	175	200	877

Nevada Gold Mines	260	4	4	2	1	4	44	319	325	979
Nevada	260	4	4	2	1	4	44	319	325	979

Corporate and Other	—	—	17	58	1	—	15	91	—	—
Total Gold	$940	$33	$31	$72	$117	$13	$171	$1,377	1,255	$1,097

Gold equivalent ounces - other metals (12)
Peñasquito	$93	$2	$—	$—	$18	$37	$27	$177	185	$960
Boddington	25	1	—	—	—	1	4	31	28	1,068
Total Gold Equivalent Ounces	$118	$3	$—	$—	$18	$38	$31	$208	213	$974

Consolidated	$1,058	$36	$31	$72	$135	$51	$202	$1,585
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $21 and excludes co-product revenues of $199.
(3)	Includes stockpile and leach pad inventory adjustments of $11 at NGM.
(4)

Reclamation costs include operating accretion and amortization of asset retirement costs of $23 and $13, respectively, and exclude non-operating accretion and reclamation and remediation adjustments of $13 and $4, respectively.

(5)

Advanced projects, research and development and exploration excludes development expenditures of $2 at CC&V, $1 at Yanacocha, $2 at Merian, $(4) at Cerro Negro, $5 at Other South America, $1 at Tanami, $4 at Other Australia, $3 at Ahafo and $7 at NGM, totaling $21 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.

(6)

Care and maintenance includes $20 at Musselwhite, $20 at Éléonore, $38 at Peñasquito, $21 at Yanacocha, $25 at Cerro Negro and $1 at Other South America of cash care and maintenance costs associated with the sites temporarily being placed into care and maintenance in response to the COVID-19 pandemic, during the period ended June 30, 2020 that we would have continued to incur if the site were not temporarily placed into care and maintenance.

(7)

Other expense, net is adjusted for incremental costs of responding to the COVID-19 pandemic of $33, Goldcorp transaction and integration costs of $7, impairment of long-lived and other assets of $5 and restructuring and other costs of $4.

(8)

Includes sustaining capital expenditures of $40 for North America, $18 for South America, $45 for Australia, $24 for Africa, $44 for Nevada and $15 for Corporate and Other, totaling $186 and excludes development capital expenditures, capitalized interest and the change in accrued capital totaling $94. The following are major development projects: Musselwhite Materials Handling, Éléonore Lower Mine Material Handling System, Quecher Main, Yanacocha Sulfides, Tanami Expansion 2, Subika Mining Method Change, Ahafo North, Goldrush Complex, Turquoise Ridge 3rd shaft and Range Front Declines at Cortez.

(9)	Includes finance lease payments for sustaining projects of $16.
(10)	Per ounce measures may not recalculate due to rounding.
(11)	N.M. - Not meaningful
(12)

Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,200/oz.), Copper ($2.75/lb.), Silver ($16.00/oz.), Lead ($0.95/lb.) and Zinc ($1.20/lb.) pricing for 2020.

Six Months Ended June 30, 2021	Costs Applicable to Sales(1)(2)(3)	Reclamation Costs(4)	Advanced Projects, Research and Development and Exploration(5)	General and Administrative	Care and Maintenance and Other Expense, Net(6)(7)(8)	Treatment and Refining Costs	Sustaining Capital and Lease Related Costs(9)(10)	All-In Sustaining Costs	Ounces (000) Sold	All-In Sustaining Costs Per oz.(11)
Gold
CC&V	$120	$3	$5	$—	$—	$—	$16	$144	119	$1,209
Musselwhite	76	1	4	—	1	—	18	100	74	1,359
Porcupine	127	2	9	—	—	—	22	160	140	1,146
Éléonore	118	1	2	—	3	—	37	161	128	1,258
Peñasquito	184	4	1	—	4	15	30	238	371	644
Other North America	—	—	—	2	1	—	—	3	—	—
North America	625	11	21	2	9	15	123	806	832	971

Yanacocha	82	36	2	—	16	—	8	144	129	1,117
Merian	164	2	3	—	3	—	20	192	216	887
Cerro Negro	109	3	1	—	10	—	25	148	126	1,181
Other South America	—	—	—	4	2	—	—	6	—	—
South America	355	41	6	4	31	—	53	490	471	1,041

Boddington	293	6	3	—	—	6	80	388	335	1,157
Tanami	135	1	2	—	3	—	55	196	231	854
Other Australia	—	—	—	5	1	—	3	9	—	—
Australia	428	7	5	5	4	6	138	593	566	1,048

Ahafo	184	4	3	—	3	—	36	230	208	1,108
Akyem	122	15	1	—	1	—	19	158	194	806
Other Africa	—	—	1	4	—	—	—	5	—	—
Africa	306	19	5	4	4	—	55	393	402	974

Nevada Gold Mines	442	5	6	5	2	—	85	545	590	924
Nevada	442	5	6	5	2	—	85	545	590	924

Corporate and Other	—	—	39	91	—	—	8	138	—	—
Total Gold	$2,156	$83	$82	$111	$50	$21	$462	$2,965	2,861	$1,037

Gold equivalent ounces - other metals (12)
Peñasquito	$307	$5	$1	$—	$6	$57	$48	$424	558	$760
Other North America	—	—	—	1	—	—	—	1	—	—
North America	307	5	1	1	6	57	48	425	558	762

Boddington	65	1	1	—	—	3	17	87	71	1,216
Other Australia	—	—	—	1	—	—	—	1	—	—
Australia	65	1	1	1	—	3	17	88	71	1,231

Corporate and Other	—	—	6	16	—	—	1	23	—	—
Total Gold Equivalent Ounces	$372	$6	$8	$18	$6	$60	$66	$536	629	$851

Consolidated	$2,528	$89	$90	$129	$56	$81	$528	$3,501

(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $130 and excludes co-product revenues of $825.
(3)	Includes stockpile and leach pad inventory adjustments of $9 at CC&V and $10 at NGM.
(4)

Reclamation costs include operating accretion and amortization of asset retirement costs of $40 and $49, respectively, and exclude accretion and reclamation and remediation adjustments at former operating properties that have entered the closure phase and have no substantive future economic value of $26 and $37, respectively.

(5)

Advanced projects, research and development and exploration excludes development expenditures of $3 at CC&V, $3 at Porcupine, $2 at Éléonore, $2 at Other North America, $4 at Yanacocha, $1 at Merian, $1 at Cerro Negro, $15 at Other South America, $9 at Tanami, $6 at Other Australia, $5 at Ahafo, $2 at Akyem, $8 at NGM and $4 at Corporate and Other, totaling $65 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.

(6)

Care and maintenance includes $2 at Tanami of cash care and maintenance costs associated with the site temporarily being placed into care and maintenance or operating at reduced levels in response to the COVID-19 pandemic, during the period ended June 30, 2021 that we would have continued to incur if the site were not temporarily placed into care and maintenance.

(7)

Other expense, net includes incremental COVID-19 costs incurred as a result of actions taken to protect against the impacts of the COVID-19 pandemic at our operational sites of $13 for North America, $23 for South America, $1 for Australia and $3 for Africa, totaling $40.

(8)

Other expense, net is adjusted for impairment of long-lived and other assets of $12, settlement costs of $11, restructuring and severance costs of $10 and distributions from the Newmont Global Community Support Fund of $2.

(9)

Includes sustaining capital expenditures of $147 for North America, $53 for South America, $146 for Australia, $54 for Africa, $85 for Nevada, and $9 for Corporate and Other, totaling $494 and excludes development capital expenditures, capitalized interest and the change in accrued capital totaling $320. The following are major development projects: Pamour, Yanacocha Sulfides, Quecher Main, Cerro Negro expansion projects, Tanami Expansion 2, Subika Mining Method Change, Ahafo North, Goldrush Complex and Turquoise Ridge 3rd shaft.

(10)	Includes finance lease payments for sustaining projects of $34.
(11)	Per ounce measures may not recalculate due to rounding.
(12)

Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,200/oz.), Copper ($2.75/lb.), Silver ($22.00/oz.), Lead ($0.90/lb.) and Zinc ($1.05/lb.) pricing for 2021.

Six Months Ended June 30, 2020	Costs Applicable to Sales (1)(2)(3)	Reclamation Costs (4)	Advanced Projects, Research and Development and Exploration(5)	General and Administrative	Care and Maintenance and Other Expense, Net(6)(7)	Treatment and Refining Costs	Sustaining Capital and Lease Related Costs(8)(9)	All-In Sustaining Costs	Ounces (000) Sold	All-In Sustaining Costs Per oz.(10)
Gold
CC&V	$119	$3	$2	$—	$—	$—	$17	$141	129	$1,087
Red Lake	45	—	1	—	—	—	4	50	42	1,182
Musselwhite	27	1	3	—	22	—	9	62	15	4,044
Porcupine	113	2	4	—	—	—	15	134	160	837
Éléonore	74	1	3	—	26	—	17	121	80	1,506
Peñasquito	114	2	—	—	19	9	11	155	181	852
Other North America	—	—	—	8	1	—	1	10	—	—
North America	492	9	13	8	68	9	74	673	607	1,105

Yanacocha	189	29	3	—	26	—	8	255	186	1,372
Merian	153	2	3	1	—	—	17	176	231	762
Cerro Negro	72	1	1	—	38	—	16	128	103	1,234
Other South America	—	—	—	5	1	—	—	6	—	—
South America	414	32	7	6	65	—	41	565	520	1,087

Boddington	273	6	2	—	—	5	47	333	307	1,081
Tanami	127	1	4	—	—	—	39	171	245	699
Other Australia	—	—	—	6	—	—	2	8	—	—
Australia	400	7	6	6	—	5	88	512	552	927

Ahafo	165	4	1	—	2	—	36	208	202	1,030
Akyem	106	12	1	—	1	—	11	131	177	738
Other Africa	—	—	—	3	—	—	—	3	—	—
Africa	271	16	2	3	3	—	47	342	379	902

Nevada Gold Mines	503	7	10	5	6	6	90	627	657	953
Nevada	503	7	10	5	6	6	90	627	657	953

Corporate and Other	—	—	29	109	3	—	21	162	—	—
Total Gold	$2,080	$71	$67	$137	$145	$20	$361	$2,881	2,715	$1,061

Gold equivalent ounces - other metals (11)
Peñasquito	$260	$4	$1	$—	$18	$83	$53	$419	473	$888
Boddington	50	1	—	—	—	3	9	63	59	1,051
Total Gold Equivalent Ounces	$310	$5	$1	$—	$18	$86	$62	$482	532	$906

Consolidated	$2,390	$76	$68	$137	$163	$106	$423	$3,363
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $45 and excludes co-product revenues of $459.
(3)	Includes stockpile and leach pad inventory adjustments of $18 at Yanacocha and $17 at NGM.
(4)

Reclamation costs include operating accretion and amortization of asset retirement costs of $46 and $30, respectively, and exclude non-operating accretion and reclamation and remediation adjustments of $26 and $6, respectively.

(5)

Advanced projects, research and development and exploration excludes development expenditures of $3 at CC&V, $1 at Porcupine, $1 at Peñasquito, $2 at Yanacocha, $3 at Merian, $13 at Other South America, $3 at Tanami, $6 at Other Australia, $8 at Ahafo, $2 at Akyem, $2 at Other Africa, $8 at NGM, and $3 at Corporate and Other, totaling $55 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.

(6)

Care and maintenance includes $23 at Musselwhite, $26 at Éléonore, $38 at Peñasquito, $25 at Yanacocha, $32 at Cerro Negro and $1 at Other South America of cash care and maintenance costs associated with the sites temporarily being placed into care and maintenance in response to the COVID-19 pandemic, during the period ended June 30, 2020 that we would have continued to incur if the site were not temporarily placed into care and maintenance.

(7)

Other expense, net is adjusted for incremental costs of responding to the COVID-19 pandemic of $35, Goldcorp transaction and integration costs of $23, restructuring and other costs of $11 and impairment of long-lived assets of $5.

(8)

Includes sustaining capital expenditures of $101 for North America, $41 for South America, $92 for Australia, $47 for Africa, $90 for Nevada and $21 for Corporate and Other, totaling $392 and excludes development capital expenditures, capitalized interest and the increase in accrued capital totaling $216. The following are major development projects: Musselwhite Materials Handling, Éléonore Lower Mine Material Handling System, Quecher Main, Yanacocha Sulfides, Tanami Expansion 2, Subika Mining Method Change, Ahafo North, Goldrush Complex, Turquoise Ridge 3rd shaft and Range Front Declines at Cortez.

(9)	Includes finance lease payments for sustaining projects of $31.
(10)	Per ounce measures may not recalculate due to rounding.
(11)

Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,200/oz.), Copper ($2.75/lb.), Silver ($16.00/oz.), Lead ($0.95/lb.) and Zinc ($1.20/lb.) pricing for 2020.

A reconciliation of the 2021 Gold AISC outlook to the 2021 Gold CAS outlook, 2021 Co-product AISC outlook to the 2021 Co-product CAS outlook are provided below. The estimates in the table below are considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws.

2021 Outlook - Gold (7)(8)
(in millions, except ounces and per ounce)	Outlook Estimate
Cost Applicable to Sales (1)(2)	$4,750
Reclamation Costs (3)	150
Advanced Projects & Exploration (4)	150
General and Administrative (5)	230
Other Expense	20
Treatment and Refining Costs	50
Sustaining Capital (6)	870
Sustaining Finance Lease Payments	30
All-in Sustaining Costs	$6,250
Ounces (000) Sold (9)	6,400
All-in Sustaining Costs per Oz	$970
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes stockpile and leach pad inventory adjustments.
(3)	Reclamation costs include operating accretion and amortization of asset retirement costs.
(4)	Advanced Project and Exploration excludes non-sustaining advanced projects and exploration.
(5)	Includes stock based compensation.
(6)	Excludes development capital expenditures, capitalized interest and change in accrued capital.
(7)

The reconciliation is provided for illustrative purposes in order to better describe management’s estimates of the components of the calculation. Estimates for each component of the forward-looking All-in sustaining costs per ounce are independently calculated and, as a result, the total All-in sustaining costs and the All-in sustaining costs per ounce may not sum to the component ranges. While a reconciliation to the most directly comparable GAAP measure has been provided for 2021 AISC Gold and Co-Product Outlook on a consolidated basis, a reconciliation has not been provided on an individual site or project basis in reliance on Item 10(e)(1)(i)(B) of Regulation S-K because such reconciliation is not available without unreasonable efforts.

(8)	All values are presented on a consolidated basis for Newmont.
(9)	Consolidated production for Yanacocha and Merian is presented on a total production basis for the mine site and excludes production from Pueblo Viejo.

2021 Outlook - Co-Product (7)(8)
(in millions, except GEO and per GEO)	Outlook Estimate
Cost Applicable to Sales (1)(2)	$790
Reclamation Costs (3)	10
Advanced Projects & Exploration (4)	10
General and Administrative (5)	30
Other Expense	—
Treatment and Refining Costs	160
Sustaining Capital (6)	130
Sustaining Finance Lease Payments	20
All-in Sustaining Costs	$1,150
Co-Product GEO (000) Sold (9)	1,300
All-in Sustaining Costs per Co Product GEO	$880
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes stockpile and leach pad inventory adjustments.
(3)	Reclamation costs include operating accretion and amortization of asset retirement costs.
(4)	Advanced Project and Exploration excludes non-sustaining advanced projects and exploration.
(5)	Includes stock based compensation.
(6)	Excludes development capital expenditures, capitalized interest and change in accrued capital.
(7)

The reconciliation is provided for illustrative purposes in order to better describe management’s estimates of the components of the calculation. Estimates for each component of the forward-looking All-in sustaining costs per ounce are independently calculated and, as a result, the total All-in sustaining costs and the All-in sustaining costs per ounce may not sum to the component ranges. While a reconciliation to the most directly comparable GAAP measure has been provided for 2021 AISC Gold and Co-Product Outlook on a consolidated basis, a reconciliation has not been provided on an individual site or project basis in reliance on Item 10(e)(1)(i)(B) of Regulation S-K because such reconciliation is not available without unreasonable efforts.

(8)	All values are presented on a consolidated basis for Newmont.
(9)	Co-Product GEO are all non-gold co-products (Peñasquito silver, zinc, lead, Boddington copper).

Net debt to Adjusted EBITDA ratio

Management uses net debt to Adjusted EBITDA as non-GAAP measures to evaluate the Company’s operating performance, including our ability to generate earnings sufficient to service our debt. Net debt to Adjusted EBITDA represents the ratio of the Company’s debt, net of cash and cash equivalents, to Adjusted EBITDA. Net debt to Adjusted EBITDA does not represent, and should not be considered an alternative to, net income (loss), operating income (loss), or cash flow from operations as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. Although Net Debt to Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements by other companies, our calculation of net debt to Adjusted EBITDA measure is not necessarily comparable to such other similarly titled captions of other companies. The Company believes that net debt to Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and Board of Directors. Management’s determination of the components of net debt to Adjusted EBITDA is evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts. Net income (loss) attributable to Newmont stockholders is reconciled to Adjusted EBITDA as follows:

	Three Months Ended
	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020

Net income (loss) attributable to Newmont stockholders	$650	$559	$824	$839
Net income (loss) attributable to noncontrolling interests	11	20	(60)	17
Net loss (income) from discontinued operations	(10)	(21)	(18)	(228)
Equity loss (income) of affiliates	(49)	50	(70)	(53)
Income and mining tax expense (benefit)	341	235	258	305
Depreciation and amortization	561	553	615	592
Interest expense, net of capitalized interest	68	74	73	75
EBITDA	1,572	1,370	1,622	1,547
EBITDA Adjustments:
Change in fair value of investments	(26)	110	(61)	(57)
Reclamation and remediation charges	20	10	213	—
Impairment of long-lived and other assets	11	1	20	24
Settlement costs	8	3	24	26
Restructuring and severance	5	5	6	9
COVID-19 specific costs	1	1	25	32
Loss (gain) on asset and investment sales	—	(43)	(84)	(1)
Pension settlements	—	—	7	83
Adjusted EBITDA	1,591	1,457	1,772	1,663
12 month trailing Adjusted EBITDA	$6,483

Total Debt	$5,480
Lease and other financing obligations	677
Less: Cash and cash equivalents	4,583
Total net debt	$1,574

Net debt to adjusted EBITDA	0.2

Net average realized price per ounce/ pound

Average realized price per ounce/ pound are non-GAAP financial measures. The measures are calculated by dividing the net consolidated gold, copper, silver, lead and zinc sales by the consolidated gold ounces, copper pounds, silver ounces, lead pounds and zinc pounds sold, respectively. These measures are calculated on a consistent basis for the periods presented on a consolidated basis. Average realized price per ounce/ pound statistics are intended to provide additional information only, do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently.

The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measure:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Consolidated gold sales, net	$2,630	$2,166	$5,112	$4,487
Consolidated copper sales, net	80	37	132	58
Consolidated silver sales, net	175	76	343	199
Consolidated lead sales, net	43	23	87	62
Consolidated zinc sales, net	137	63	263	140
Total sales	$3,065	$2,365	$5,937	$4,946

	Three Months Ended June 30, 2021
	Gold	Copper	Silver	Lead	Zinc
	(ounces)	(pounds)	(ounces)	(pounds)	(pounds)
Consolidated sales:
Gross before provisional pricing and streaming impact	$2,625	$81	$160	$41	$135
Provisional pricing mark-to-market	13	1	9	2	4
Silver streaming amortization	—	—	18	—	—
Gross after provisional pricing and streaming impact	2,638	82	187	43	139
Treatment and refining charges	(8)	(2)	(12)	—	(2)
Net	$2,630	$80	$175	$43	$137
Consolidated ounces (thousands)/pounds (millions) sold	1,444	19	7,615	42	102
Average realized price (per ounce/pound)(1):
Gross before provisional pricing and streaming impact	$1,819	$4.40	$20.94	$0.97	$1.33
Provisional pricing mark-to-market	9	0.07	1.15	0.07	0.03
Silver streaming amortization	—	—	2.44	—	—
Gross after provisional pricing and streaming impact	1,828	4.47	24.53	1.04	1.36
Treatment and refining charges	(5)	(0.10)	(1.53)	(0.02)	(0.02)
Net	$1,823	$4.37	$23.00	$1.02	$1.34
	Six Months Ended June 30, 2021
	Gold	Copper	Silver	Lead	Zinc
	(ounces)	(pounds)	(ounces)	(pounds)	(pounds)
Consolidated sales:
Gross before provisional pricing and streaming impact	$5,148	$129	$323	$100	$286
Provisional pricing mark-to-market	(15)	6	9	(11)	4
Silver streaming amortization	—	—	39	—	—
Gross after provisional pricing and streaming impact	5,133	135	371	89	290
Treatment and refining charges	(21)	(3)	(28)	(2)	(27)
Net	$5,112	$132	$343	$87	$263
Consolidated ounces (thousands)/pounds (millions) sold	2,861	31	16,146	92	221
Average realized price (per ounce/pound)(1):
Gross before provisional pricing and streaming impact	$1,800	$4.21	$19.99	$1.08	$1.29
Provisional pricing mark-to-market	(5)	0.19	0.57	(0.11)	0.02
Silver streaming amortization	—	—	2.44	—	—
Gross after provisional pricing and streaming impact	1,795	4.40	23.00	0.97	1.31
Treatment and refining charges	(7)	(0.10)	(1.73)	(0.02)	(0.12)
Net	$1,788	$4.30	$21.27	$0.95	$1.19
(1)	Per ounce/pound measures may not recalculate due to rounding.

	Three Months Ended June 30, 2020
	Gold	Copper	Silver	Lead	Zinc
	(ounces)	(pounds)	(ounces)	(pounds)	(pounds)
Consolidated sales:
Gross before provisional pricing and streaming impact	$2,162	$32	$66	$23	$80
Provisional pricing mark-to-market	17	6	15	—	4
Silver streaming amortization	—	—	11	—	—
Gross after provisional pricing and streaming impact	2,179	38	92	23	84
Treatment and refining charges	(13)	(1)	(16)	—	(21)
Net	$2,166	$37	$76	$23	$63
Consolidated ounces (thousands)/pounds (millions) sold	1,255	13	5,211	31	91
Average realized price (per ounce/pound)(1):
Gross before provisional pricing and streaming impact	$1,721	$2.57	$12.59	$0.77	$0.88
Provisional pricing mark-to-market	14	0.45	2.72	(0.02)	0.05
Silver streaming amortization	—	—	2.25	—	—
Gross after provisional pricing and streaming impact	1,735	3.02	17.56	0.75	0.93
Treatment and refining charges	(11)	(0.11)	(2.86)	—	(0.23)
Net	$1,724	$2.91	$14.70	$0.75	$0.70
	Six Months Ended June 30, 2020
	Gold	Copper	Silver	Lead	Zinc
	(ounces)	(pounds)	(ounces)	(pounds)	(pounds)
Consolidated sales:
Gross before provisional pricing and streaming impact	$4,478	$66	$184	$73	$200
Provisional pricing mark-to-market	29	(5)	6	(2)	(9)
Silver streaming amortization	—	—	32	—	—
Gross after provisional pricing and streaming impact	4,507	61	222	71	191
Treatment and refining charges	(20)	(3)	(23)	(9)	(51)
Net	$4,487	$58	$199	$62	$140
Consolidated ounces (thousands)/pounds (millions) sold	2,715	26	13,889	91	215
Average realized price (per ounce/pound)(1):
Gross before provisional pricing and streaming impact	$1,649	$2.52	$13.22	$0.80	$0.93
Provisional pricing mark-to-market	11	(0.20)	0.40	(0.02)	(0.04)
Silver streaming amortization	—	—	2.34	—	—
Gross after provisional pricing and streaming impact	1,660	2.32	15.96	0.78	0.89
Treatment and refining charges	(8)	(0.11)	(1.61)	(0.10)	(0.24)
Net	$1,652	$2.21	$14.35	$0.68	$0.65
(1)	Per ounce/pound measures may not recalculate due to rounding.

Gold by-product metrics

Copper, sliver, lead and zinc are by-products often obtained during the process of extracting and processing the primary ore-body. In our GAAP Consolidated Financial Statements, the value of these by-products is recorded as a credit to our CAS and the value of the primary ore is recorded as Sales. In certain instances, copper, silver, lead and zinc are co-products, or a significant resource in the primary ore-body, and the revenue is recorded as Sales in our GAAP Consolidated Financial Statements.

Gold by-product metrics are non-GAAP financial measures that serve as a basis for comparing the Company’s performance with certain competitors. As Newmont’s operations are primarily focused on gold production, “Gold by-product metrics” were developed to allow investors to view Sales, CAS per ounce and AISC per ounce calculations that classify all copper, silver, lead and zinc production as a by-product, even when copper, silver, lead or zinc is a significant resource in the primary ore-body. These metrics are calculated by subtracting copper, silver, lead and zinc sales recognized from Sales and including these amounts as offsets to CAS.

Gold by-product metrics are calculated on a consistent basis for the periods presented on a consolidated basis. These metrics are intended to provide supplemental information only, do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Other companies may calculate these measures differently as a result of differences in the underlying accounting principles, policies applied and in accounting frameworks, such as in IFRS.

The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measures:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Consolidated gold sales, net	$2,630	$2,166	$5,112	$4,487
Consolidated other metal sales, net	435	199	825	459
Sales	$3,065	$2,365	$5,937	$4,946

Costs applicable to sales	$1,281	$1,058	$2,528	$2,390
Less: Consolidated other metal sales, net	(435)	(199)	(825)	(459)
By-Product costs applicable to sales	$846	$859	$1,703	$1,931
Gold sold (thousand ounces)	1,444	1,255	2,861	2,715
Total Gold CAS per ounce (by-product) (1)	$586	$684	$595	$711

Total AISC	$1,761	$1,585	$3,501	$3,363
Less: Consolidated other metal sales, net	(435)	(199)	(825)	(459)
By-Product AISC	$1,326	$1,386	$2,676	$2,904
Gold sold (thousand ounces)	1,444	1,255	2,861	2,715
Total Gold AISC per ounce (by-product) (1)	$918	$1,104	$935	$1,070
(1)	Per ounce measures may not recalculate due to rounding.

Conference Call Information

A conference call will be held on Thursday, July 22, 2021 at 10:00 a.m. Eastern Time (8:00 a.m. Mountain Time); it will also be carried on the Company’s website.

Conference Call Details
Dial-In Number	855.209.8210
Intl Dial-In Number	412.317.5213
Conference Name	Newmont
Replay Number	877.344.7529
Intl Replay Number	412.317.0088
Replay Access Code	10157953
Webcast Details
Title: Newmont Second Quarter 2021 Earnings Conference Call
URL: https://event.on24.com/wcc/r/3291425/7D095AB1A0B715B54296D7C5BE3FE196

The second quarter 2021 results will be available before the market opens on Thursday, July 22, 2021, on the “Investor Relations” section of the Company’s website, www.newmont.com. Additionally, the conference call will be archived for a limited time on the Company’s website.

About Newmont

Newmont is the world’s leading gold company and a producer of copper, silver, zinc and lead. The Company’s world-class portfolio of assets, prospects and talent is anchored in favorable mining jurisdictions in North America, South America, Australia and Africa. Newmont is the only gold producer listed in the S&P 500 Index and is widely recognized for its principled environmental, social and governance practices. The Company is an industry leader in value creation, supported by robust safety standards, superior execution and technical expertise. Newmont was founded in 1921 and has been publicly traded since 1925.

Cautionary Statement Regarding Forward Looking Statements, Including Outlook:

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws. Where a forward-looking statement expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the forward-looking statements. Forward-looking statements often address our expected future business and financial performance and financial condition; and often contain words such as “anticipate,” “intend,” “plan,” “will,” “would,” “estimate,” “expect,” “believe,” “target,” “indicative,” “preliminary,” or “potential.” Forward-looking statements in this news release may include, without limitation, (i) estimates of future production and sales, including production outlook, average future production, upside potential and indicative production profiles; (ii) estimates of future costs applicable to sales and all-in sustaining costs; (iii) estimates of future capital expenditures, including development and sustaining capital; (iv) estimates of future cost reductions, full potential savings, value creation, improvements, synergies and efficiencies; (v) expectations regarding the Tanami Expansion 2, Ahafo North and Yanacocha Sulfides projects, as well as the development, growth and exploration potential of the Company’s other operations, projects and investments, including, without limitation, returns, IRR, schedule, approval and decision dates, mine life and mine life extensions, commercial start, first production, average production, average costs, impacts of improvement or expansion projects and upside potential; (vi) expectations regarding future investments or divestitures; (vii) expectations regarding free cash flow, and returns to stockholders, including with respect to future dividends and future share repurchases; (viii) expectations regarding future mineralization, including, without limitation, expectations regarding reserves and recoveries; (ix) estimates of future closure costs and liabilities; (x) expectations regarding the timing and/or likelihood of future borrowing, future debt repayment, financial flexibility and cash flow; and (xi) expectations regarding the impact of the Covid-19 pandemic and vaccine. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of operations and projects being consistent with current expectations and mine plans, including, without limitation, receipt of export approvals; (iii) political developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) certain exchange rate assumptions being approximately consistent with current levels; (v) certain price assumptions for gold, copper, silver, zinc, lead and oil; (vi) prices for key supplies being approximately consistent with current levels; (vii) the accuracy of current mineral reserve and mineralized material estimates; and (viii) other planning assumptions. Uncertainties relating to the impacts of Covid-19, include, without limitation, general macroeconomic uncertainty and changing market conditions, changing restrictions on the mining industry in the jurisdictions in which we operate, the ability to operate following changing governmental restrictions on travel and operations (including, without limitation, the duration of restrictions, including access to sites, ability to transport and ship doré, access to processing and refinery facilities, impacts to international trade, impacts to supply chain, including price, availability of goods, ability to receive supplies and fuel, impacts to productivity and operations in connection with decisions intended to protect the health and safety of the workforce, their families and neighboring communities), the impact of additional waves or variations of Covid, and the availability and impact of Covid vaccinations in the areas and countries in which we operate. Investors are reminded that only the second quarter has been declared by the Board of Directors at this time. Future dividends for 2021 have not yet been approved or declared by the Board of Directors, and an annualized dividend payout or dividend yield has not been declared by the Board. Management’s expectations with respect to future dividends are “forward-looking statements” and the Company’s dividend framework is non-binding. The declaration and payment of future dividends remain at the discretion of the Board of Directors and will be determined based on Newmont’s financial results, balance sheet strength, cash and liquidity requirements, future prospects, gold and commodity prices, and other factors deemed relevant by the Board. Investors are also cautioned that the extent to which the Company repurchases its shares, and the timing of such repurchases, will depend upon a variety of factors, including trading volume, market conditions, legal requirements, business conditions and other factors. The repurchase program may be discontinued at any time, and the program does not obligate the Company to acquire any specific number of shares of its common stock or to repurchase the full authorized amount during the authorization period. Consequently, the Board of Directors may revise or terminate such share repurchase authorization in the future. For a more detailed discussion of risks and other factors that might impact future looking statements, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the U.S. Securities and Exchange Commission (the “SEC”), under the heading “Risk Factors", filed with the SEC, available on the SEC website or www.newmont.com. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors’ own risk.

Notice for U.S. Investors:

The terms “resources” and “Measured, Indicated and Inferred resources” are used in this news release. Investors are advised that the SEC does not recognize these terms and “resources” have not been prepared in accordance with Industry Guide 7. Newmont has determined that such “resources” would be substantively the same as those prepared using the Guidelines established by the Society of Mining, Metallurgy and Exploration (SME) and defined as “Mineral Resource”. Estimates of resources are subject to further exploration and development, are subject to additional risks, and no assurance can be given that they will eventually convert to future reserves. Inferred Resources, in particular, have a great amount of uncertainty as to their existence and their economic and legal feasibility. Investors are cautioned not to assume that any part or all of the Inferred Resource exists, or is economically or legally mineable. Investors are reminded that even if significant mineralization is discovered and converted to reserves, during the time necessary to ultimately move such mineralization to production the economic feasibility of production may change. US investors are encouraged to refer to the “Proven and Probable Reserve” tables contained herein for reserves prepared in compliance with the SEC’s Industry Guide 7 and “Mineralized Material” tables, available at www.newmont.com and included in the Company’s Form 10-K, filed on February 18, 2021, on www.sec.gov. Additional information on the Company’s resource estimates can be found at www.newmont.com/operations-and-projects/reserves-and-resources.

Contacts

Media Contact
Courtney Boone
303.837.5159
courtney.boone@newmont.com

Investor Contact
Eric Colby
303.837.5724
eric.colby@newmont.com